Exhibit 10.6

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT EAGLEROCK LAND, LLC TREATS AS PRIVATE OR CONFIDENTIAL.

FORM OF PRODUCED WATER RECYCLING RIGHTS AGREEMENT

This PRODUCED WATER RECYCLING RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of     , 2026 (the “Effective Date”) by and among EagleRock Land Operating, LLC, a Texas limited liability company (“Landowner”), Hydrosource Midstream, LLC, a Texas limited liability company (“Hydrosource Midstream”) and Hydrosource Logistics, LLC, a Texas limited liability company (“Hydrosource Logistics”, and collectively with Hydrosource Midstream, “Operator”). Landowner and Operator are sometimes referred to herein each individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein that are not defined in the other provisions of this Agreement have the respective meanings set forth in Article I.

RECITALS:

WHEREAS, Landowner owns or controls the Lands, and Landowner desires to grant to Operator the exclusive right to utilize the surface of the Lands for the Water Rights, in each case, subject to the terms and conditions of this Agreement; and

WHEREAS, Operator desires to utilize the surface of the Lands for the Water Rights and to operate its business associated with such Water Rights, in each case, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. The following capitalized terms have the following respective meanings:

“Additional Facility” has the meaning set forth in Section 2.2(b).

“Affected Lands” has the meaning set forth in Section 2.1(f).

“Affiliate” unless otherwise provided herein, means (a) with respect to Landowner, only Landowner and its direct and indirect subsidiaries; and (b) with respect to Operator, only Operator and its direct and indirect subsidiaries (excluding Landowner and its direct and indirect subsidiaries); and the term “Affiliated” shall have a correlative meaning. For clarity, Landowner and Operator shall not be considered Affiliates for purposes of this Agreement or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Cap” has the meaning set forth in Section 2.11(a).

“Approved Facility” has the meaning set forth in Section 2.2(d).

“Approved Storage Volume” has the meaning set forth in Section 2.4(j).

“Barrel” means forty-two (42) U.S. gallons.

“Change in Control” means, with respect to a Party, the occurrence of any of the following events: (a) the sale, transfer, or other disposition (in one transaction or a series of related transactions) of all or substantially all of such Party’s assets to any Person; or (b) any merger, consolidation, or other transaction or series of related transactions as a result of which (i) any Person or group of Persons (other than the then-current equity holders of Operator or their Affiliates) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting interests or equity securities of such Party, or (ii) such Party is merged or consolidated with or into another Person and, as a result of such merger or consolidation, the equity holders of such Party immediately prior to such transaction do not own more than fifty percent (50%) of the outstanding voting interests or equity securities of the surviving or resulting entity.

“Change in Law” means the occurrence of any of the following after the Effective Date: (a) the enactment of any new and applicable Law; (b) the modification of any existing applicable Law; or (c) a change in the interpretation or application of any applicable Law by a Governmental Authority having jurisdiction (including a change resulting from guidance documents or rulings issued by such Governmental Authority), in each such case of clauses (a) – (c) which has a material and adverse impact on the business and day to day operations of Landowner or its Affiliates.

“Confidential Information” means: (a) all information, materials and data provided by one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) under this Agreement or in connection with performance under this Agreement; and (b) the terms of this Agreement or any other Transaction Document. Confidential Information does not include (i) information that was in or comes into the lawful possession of the Receiving Party without confidentiality restrictions at the time of acquiring such information; (ii) information that is or becomes public knowledge without the fault of the Receiving Party; (iii) information that is or becomes available to the Receiving Party on an unrestricted basis from a source having a right to make such disclosure; or (iv) information that is developed by the Receiving Party independent of Confidential Information received hereunder.

“Conflicting Dedication” means any dedication, commitment, contract, or agreement with a Third Party that (a) purports to dedicate, commit, or grant any right with respect to the Lands or any Water Rights associated therewith to any Person other than Operator, or (b) otherwise conflicts with, limits, or restricts Landowner’s ability to fully perform its obligations under this Agreement or to grant Operator the exclusive rights contemplated herein.

“Contract Year” means (a) the period commencing on the Effective Date and ending on December 31 of the calendar year in which the Effective Date occurs and (b) each subsequent twelve (12) month period commencing on January 1 and ending on December 31.

“Curtailment” has the meaning set forth in Section 2.1(f).

“Desert Ram South Lands” means the lands described on Part 2 of Exhibit A-1.

“Disclosure Recipients” means, with respect to any Receiving Party, such Party’s Affiliates, directors, officers, employees, representatives, agents, investors, lenders, accountants, attorneys or other financial or professional advisors, in each case that receive Confidential Information of the Disclosing Party.

“Disposal Facilities” means any facilities and equipment intended to transport, store, process, treat, separate, evaporate and/or dispose of Produced Water, in each case, for the ultimate disposal thereof, including Disposal Wells, as well as all evaporation facilities, ponds, pipelines and related infrastructure, as applicable.

“Disposal Well” means a Produced Water injection well owned and operated by Operator (or its Affiliates) and its related facilities and equipment that is permitted by the Railroad Commission of Texas, the New Mexico Oil & Gas Conservation Division, or other applicable Governmental Authority and used to inject Produced Water only into and stored in non-commercial hydrocarbon productive zones or intervals underlying the Lands, but only to the extent that such well has a surface location within the Lands. For the avoidance of doubt, Disposal Wells shall not be used to, and shall not include any wells or related facilities and equipment used to, inject and/or store any non-hydrocarbon gases (including carbon dioxide) or non-oilfield liquid wastes into or beneath the Lands.

“Due Date” has the meaning set forth in Section 2.7(a).

“Easement” has the meaning set forth in Section 2.3(a).

“Effective Date” has the meaning set forth in the preamble.

“Environmental Laws” means any applicable Law that pertains to (a) pollution or pollution control, (b) the protection of the environment (including natural resources and threatened or endangered species) or relating to public or worker health or safety, or (c) the management, transportation, release or disposal of Hazardous Materials and the remediation of contamination in connection with the operations under any Lease or Easement, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., Clean Water Act, 33 U.S.C. §§ 1251 et seq., Rivers and Harbors Act, 33 U.S.C. §§ 401 and 40, National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., Fish & Wildlife Coordination Act, 16 U.S.C. §§ 661 et seq., Resource Conservation & Recovery Act, 42 U.S.C. §§ 6901 et seq., each as amended, and any analogous state Laws, and the regulations and orders promulgated by a Governmental Authority thereunder.

“Event of Bankruptcy” means, with respect to any Party, any of the following: (a) making a general assignment for the benefit of creditors; (b) filing a voluntary petition in bankruptcy; (c) filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy, insolvency or other similar law; (d) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver or liquidator of such Party, or of all or any substantial part of its properties or assets under any bankruptcy, insolvency or other similar law; or (e) (i) the passage of one hundred twenty (120) days after the commencement of any involuntary proceeding against such Party, seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy, insolvency or other similar law, if the proceeding has not been dismissed, (ii) the passage of ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of such Party, or of all or any substantial part of its properties or assets, if the appointment is not vacated or stayed, or (iii) the passage of ninety (90) days after the expiration of any such stay, if the appointment is not vacated.

“Excess Maintenance CapEx Notice” has the meaning set forth in Section 2.11(b).

“Excess Maintenance Capital Expenditures” has the meaning set forth in Section 2.11(b).

“Extension Term” has the meaning set forth in Section 4.1.

“Facilities” means, collectively, the Initial Facilities and the Additional Facilities developed on the Lands pursuant to this Agreement, including Disposal Facilities, Recycling Facilities, Fresh Water Facilities, Produced Water Facilities and associated layflat lines, pipelines, ponds, pumps, risers, roads, electrical facilities, and other related infrastructure and equipment, in each case located or to be located on the Lands.

“Fresh Water” means groundwater that may be produced from any subsurface water-bearing formation or aquifer that may be used in oil and gas operations or for some other beneficial purpose, but excluding Produced Water and Recycled Water.

“Fresh Water Facilities” means any and all facilities, systems, and equipment used to receive, handle, store, treat, blend, transfer, and transport Fresh Water for use in oil and gas operations or other beneficial purposes, including layflat lines, pipelines, ponds, tanks, pump stations, risers, manifolds, Meters, power and electrical facilities, access roads, and other related infrastructure and equipment, in each case located or to be located on the Lands and owned and operated by Operator (or its Affiliates); provided, however, that “Fresh Water Facilities” expressly excludes Recycling Facilities and Disposal Facilities.

“Fresh Water Sourcing Services” has the meaning set forth in Section 2.1(b).

“Fresh Water Sourcing Services Fee” has the meaning set forth in Section 2.4(e).

“Governmental Authority” means (a) any federal, state, local, municipal, tribal or other government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or other taxing power, and (c) any court or governmental tribunal.

“Hazardous Material” means any substance, material, or waste regulated or that may form the basis of liability under, or impose standards of conduct pursuant to, any Environmental Law, including any substance regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” a “waste,” or words of similar meaning and regulatory effect.

“Hydrosource Logistics” has the meaning set forth in the preamble.

“Hydrosource Midstream” has the meaning set forth in the preamble.

“Idle Storage Period” has the meaning set forth in Section 2.4(j).

“Idle Water Storage Fee” has the meaning set forth in Section 2.4(j).

“Initial Facilities” means the Produced Water Facilities, Fresh Water Facilities, and Recycling Facilities existing on the Lands as of the Effective Date and described on Exhibit B hereto.

“Initial Term” has the meaning set forth in Section 4.1.

“Invoice” has the meaning set forth in Section 2.7(a).

“Landowner” has the meaning set forth in the preamble.

“Landowner Default” has the meaning set forth in Section 5.1.

“Landowner Facilities” has the meaning set forth in Section 2.11(a).

“Landowner Group” has the meaning set forth in Section 8.1.

“Landowner’s Representative” has the meaning set forth in Section 9.10.

“Lands” means, collectively, (a) all lands, real property rights, surface rights, surface licenses, easements and rights of use described on Exhibit A-1 attached hereto and (b) from the Effective Date until the date that is the two (2) year anniversary of the Effective Date, all lands, real property rights, surface rights, surface licenses, easements and rights of use located within the five (5) mile radius surrounding the New Mexico Lands as described on Exhibit A-2 attached hereto to the extent and only to the extent owned or leased by Landowner or its Affiliates during such time (provided, that the Parties agree and acknowledge that such lands described in this clause (b) shall automatically no longer be included as part of the “Lands” from and after the second (2nd) anniversary of the Effective Date and thereafter shall no longer be covered by this Agreement or the Water Rights granted hereunder).

“Law” means any applicable statute, law (including common law and Environmental Laws), rule, regulation, requirement, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Lease” has the meaning set forth in Section 2.3(a).

“Losses” has the meaning set forth in Section 8.1.

“Memorandum” has the meaning set forth in Section 9.25.

“Meters” has the meaning set forth in Section 2.6.

“Minimum Royalty Payment” has the meaning set forth in Section 2.4(c).

“NGL” means NGL Water Solutions Permian, LLC or its applicable successor-in-interest.

“NGL Supply Agreement” means that certain Produced Water Treatment and Supply Agreement dated as of April 4, 2024 by and between NGL Water Solutions Permian, LLC, a Texas limited liability company, and Hydrosource Logistics.

“Operator” has the meaning set forth in the preamble.

“Operator Default” has the meaning set forth in Section 5.3.

“Operator Group” has the meaning set forth in Section 8.2.

“Operator’s Representative” has the meaning set forth in Section 9.10.

“Operator Return” has the meaning set forth in Section 2.11(c).

“Other Lands” means other lands owned or leased by Landowner or its applicable Affiliate during the Term for which Operator or its applicable Affiliate has the right to transport and/or dispose of Produced Water, transport and/or dispose of Fresh Water or transport Recycled Water and for which Landowner or its applicable Affiliate receives a fee or royalty, excluding, for the avoidance of doubt, the Lands.

“Overdue Rate” means the lesser of one percent (1%) per month and the maximum rate permitted by Law.

“Party” and “Parties” have the meanings set forth in the preamble.

“Payback Period” has the meaning set forth in Section 2.11(c).

“Permit” means a permit to construct and operate a Disposal Facility (including a Disposal Well), Recycling Facility, Produced Water Facility, Fresh Water Facility or other pond that is validly issued and approved by the Railroad Commission of Texas, the New Mexico Oil Conservation Division, or other Governmental Authority having jurisdiction.

“Person” means an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or organization, or a Governmental Authority.

“Produced Water” means any produced water, flowback water, brine water, saltwater, associated incidental hydrocarbons, trace amounts of oil industry chemicals or various trace solids, and any other water borne liquid substances generated as waste in connection with drilling for and producing hydrocarbons, but excluding Fresh Water and Recycled Water.

“Produced Water Facilities” means any and all facilities, systems, and equipment used to collect, gather, receive, handle, meter, store, transfer, and transport Produced Water, including layflat lines, pipelines, trunk lines, gathering lines, pump stations, storage tanks and ponds, risers, manifolds, Meters, power and electrical facilities, access roads, and other related infrastructure and equipment, in each case located or to be located on the Lands and owned and operated by Operator (or its Affiliates); provided, however, that “Produced Water Facilities” expressly excludes Recycling Facilities and Disposal Facilities.

“Project Limitation” has the meaning set forth in Section 2.2(c).

“Project Proposal” has the meaning set forth in Section 2.2(b).

“Prudent Industry Practices” means that degree of skill, diligence and judgment, and the utilization of practices, methods, techniques and standards, that are generally expected of a skilled and experienced firm engaged in work similar in nature and extent to the management and development of the Water Rights hereunder, and acting as a reasonable and prudent operator. Prudent Industry Practices are not limited to the optimum practice or method to the exclusion of others, but rather refer to commonly used and reasonable practices and methods.

“Qualified Midstream Operator” means, with respect to any Person, that such Person, together with its Affiliates, has the requisite experience and capabilities to manage and operate the acquired assets and business of Operator as reasonably determined by Landowner; provided, that a Person will be deemed to be a Qualified Midstream Operator if (a) a majority of the individual members of the executive management team (including Senior Vice Presidents and above) operating the business of Operator as of immediately prior to the consummation of the applicable transaction (including pursuant to any services or similar agreement) will continue to operate the assets acquired from Operator immediately following the consummation of the applicable transaction (including pursuant to any services or similar agreement) or (b) such Person (1) is a midstream water services provider and a material part of such Person’s current operations involve operating assets that are similar to those of Operator, (2) has never filed a voluntary bankruptcy proceeding or been declared bankrupt involuntarily, and (3) has not been denied or prohibited by any Governmental Authority from holding any material permits, licenses or approvals necessary to operate such Person’s midstream water assets, in each case, as a result of the quality of such Person’s past operations or such Person’s prior failures to materially comply with material permits, licenses or approvals, or otherwise had any such material permits, licenses or approvals rescinded or revoked by any Governmental Authority due to a material violation thereof.

“Recycled Water” means any water obtained pursuant to the NGL Supply Agreement (or otherwise) and recycled and/or treated for re-use, including all water produced, treated, blended with other water, recycled and sold from NGL’s Produced Water pipelines or other NGL facilities, whether located on or off the Lands.

“Recycled Water Royalty” has the meaning set forth in Section 2.4(b)(i).

“Recycling Facilities” means any facilities and equipment owned and operated by Operator (or its Affiliates) intended to transport, store and/or treat Produced Water (and/or blend Produced Water with Fresh Water) for the purpose of making such Produced Water or blended water available to customers for use or reuse in oil and gas drilling, exploration, and completion operations, including ponds, pipelines, aeration and/or chemical treating facilities and related infrastructure, as applicable, but excluding Disposal Facilities.

“Representing Party” has the meaning set forth in Section 3.1.

“Required Insurance” is defined in Section 9.16(a).

“Residual Improvements” has the meaning set forth in Section 4.2(b).

“Royalties” means, collectively, the Transit Tariff, the Recycled Water Royalty, the Solid Waste Royalty (if applicable), Idle Water Storage Fee, and the Skim Oil Fee.

“Sand Mine Facilities” has the meaning set forth in Section 2.13.

“Sand Mine Option” has the meaning set forth in Section 2.13.

“Skim Oil” means oil, condensate and other liquid hydrocarbons recovered from Produced Water.

“Skim Oil Fee” has the meaning set forth in Section 2.4(b)(iv).

“Solid Waste Facilities” means the facilities described on Part 2 of Exhibit A-1.

“Solid Waste Facility Option” has the meaning set forth in Section 2.10(a).

“Solid Waste Option Termination Date” has the meaning set forth in Section 2.10(a).

“Solid Waste Royalty” has the meaning set forth in Section 2.4(d).

“Storage Consent” has the meaning set forth in Section 2.4(i).

“Surface Damages” means the surface damages and corresponding rates described on Schedule 2.4; provided, that such rates may be escalated in accordance with Section 2.4.

“Term” has the meaning set forth in Section 4.1.

“Third Party” means any Person that is not a Party or an Affiliate of a Party to this Agreement.

“Transaction Documents” means this Agreement, together with any Lease and any Easement delivered pursuant to this Agreement, in each case that is executed and delivered by the Parties in accordance with this Agreement.

“Transit Tariff” has the meaning set forth in Section 2.4(b)(ii).

“Water Rights” has the meaning set forth in Section 2.1(a).

Section 1.2 Construction. Unless the context otherwise requires: a term has the meaning assigned to it; “or” is not exclusive; words in the singular include the plural, and words in the plural include the singular; provisions apply to successive events and transactions; the words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; all references herein to Articles, Sections, paragraphs, subparagraphs and clauses shall be deemed to be references to Articles, Sections, paragraphs, subparagraphs and clauses of this Agreement unless the context shall otherwise require; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; references to “$” or “dollars” shall mean United States dollars; unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute that is referred to herein means such agreement, instrument or statute as from time to time amended, restated, waived or otherwise modified or supplemented, including (i) in the case of agreements or instruments and references to all attachments thereto and instruments incorporated therein, by waiver or consent, and (ii) in the case of statutes, by succession of comparable successor statutes.

ARTICLE II

FACILITIES; WATER RIGHTS; ACCESS RIGHTS

Section 2.1 Grant of Water Rights.

(a) Water Rights. Subject to the terms and conditions set forth in this Agreement and the Transaction Documents and any Conflicting Dedications, Landowner hereby grants to Operator the sole and exclusive right during the Term to utilize the surface of the Lands for the treatment, processing and recycling of Produced Water and Recycled Water for use in oil and gas operations and any necessary handling and transportation associated therewith, including the right to install, maintain, modify, own, operate and remove any facilities, infrastructure and equipment in connection therewith (“Water Rights”). For the avoidance of doubt, the foregoing exclusivity is limited to Landowner’s rights to grant Water Rights on the Lands and shall not be construed to prevent any operator or lessee from (i) recycling, treating, or disposing of water produced from such operator’s or lessee’s own wells on the Lands using such operator’s or lessee’s own equipment or facilities or (ii) engaging a third-party service provider to provide such recycling, treatment, or disposal services solely for the benefit of such operator’s or lessee’s own operations on the Lands.

(b) Freshwater Sourcing Services. On an as-needed basis and to the extent requested by Landowner in writing, Operator shall assist Landowner and its Affiliates in the sourcing and logistics of Fresh Water (“Fresh Water Sourcing Services”) pursuant to a purchase order substantially in the form attached hereto as Exhibit D, whereby Landowner or its designee shall purchase Fresh Water identified and sourced by Operator from Operator pursuant to the terms thereof.

(c) Non-Exclusive Access Right. Subject to the terms and conditions set forth in this Agreement and payment of the applicable Surface Damages, Landowner hereby grants to Operator the non-exclusive right to use the existing roads located on the Lands, at no additional cost except for the obligation to maintain pursuant to the next succeeding sentence, in connection with the construction, development, operation, maintenance, relocation, and/or removal of the Facilities. Operator shall (i) comply with any reasonable rules and regulations of Landowner provided in writing to Operator in connection with the exercise of such access rights and (ii) maintain all existing roads utilized by Operator in reasonably good repair; provided, that to the extent maintenance of such existing road is required and responsibility for damages cannot be definitively determined, responsibility for such maintenance shall be apportioned appropriately between Operator and such other operators or Persons that utilize such road, based upon their proportionate use of such road as determined by Landowner in its reasonable discretion. To the extent Operator desires to construct new roads to access the Facilities following the Effective Date, Operator shall submit a Project Proposal for such new road in accordance with the terms and conditions of Section 2.2, and if such new road is approved and constructed, such new road(s) shall be subject to the above requirements.

(d) Reservations. Landowner reserves, excepts and excludes any rights from Landowner’s and its Affiliates’ commitment provided for in Section 2.1(a) other than those rights expressly described as the Water Rights. For the avoidance of doubt, such reserved rights include data center infrastructure, traditional and renewable power generation, transmission and storage facilities and related commercial development, or any purpose other than water recycling for use in oil and gas operations. Notwithstanding anything herein to the contrary, (i) the rights granted to Operator under this Agreement are subject to the terms of all existing oil, gas and mineral leases and all existing easements, rights-of-way, surface use agreements and other agreements or interests covering or affecting the Lands, in each case, that are filed of public record or disclosed to Operator in writing as of the Effective Date, and (ii) Landowner may amend such existing agreements and enter into agreements with and grant rights to any other Persons without Operator’s prior written consent, except to the extent the same are in contravention of Operator’s rights under Section 2.1(a) or Section 2.1(b) or unreasonably interfere, as reasonably determined by Landowner, with then-existing Facilities or any other rights set forth in this Agreement.

(e) Existing Dedications and Subsequently Acquired Interests. Notwithstanding anything herein to the contrary, Landowner shall have the right to comply with any Conflicting Dedications set forth on Schedule IV. Landowner shall not enter into, extend or renew any Conflicting Dedication during the Term. Upon the termination of any Conflicting Dedication, the Lands and all rights associated therewith that are owned or controlled by Landowner, or that Landowner has the right to use or grant, subject to such Conflicting Dedication will automatically become subject to the commitments in this Article II.

(f) Exclusive Water Rights Releases. If, for any reason other than a Landowner Default, Operator fails to conduct operations in connection with Operator’s Water Rights and such failure results in no Royalties being paid to Landowner pursuant to this Agreement with respect to all or any portion of the Lands for more than one hundred twenty (120) consecutive days or one hundred eighty (180) days out of three hundred sixty-five (365) days (each, a “Curtailment”), then, notwithstanding Operator’s obligations under Section 2.4(c), Operator’s Water Rights shall no longer be sole and exclusive with regards to the Lands affected by the Curtailment (the “Affected Lands”), and Landowner shall be free to contract with any Third Party for non-exclusive Water Rights on the Affected Lands. Notwithstanding any other provision herein, it is the Parties’ intent that all Water Rights on the Lands which have not been specifically subject to a loss of exclusivity under this Section 2.1(f) shall remain the exclusive right of Operator, and the Water Rights and all other related exclusive rights and commitments relating thereto as provided hereunder shall remain in full force and effect for the duration of the Term with respect to such Water Rights and Lands.

Section 2.2 Additional Facilities and Project Proposals.

(a) Initial Facilities. As of the Effective Date, Landowner hereby acknowledges, accepts and consents to each of the Initial Facilities identified on Exhibit B. The Parties hereby agree to promptly enter into Leases and Easements with respect to each of the Initial Facilities.

(b) Additional Facilities. From time to time during the Term, Operator may propose that additional Facilities be constructed, owned, and operated by Operator on the Lands, including (i) additional layflat lines, pipelines, roads, electrical facilities, and other related infrastructure and equipment reasonably necessary or convenient in connection with the operation of the Initial Facilities and (ii) other Recycling Facilities, Produced Water and Recycled Water pipelines or related facilities and equipment, Fresh Water pipelines or related facilities and equipment and other Facilities (each, an “Additional Facility” and each such proposal, a “Project Proposal”). Each Project Proposal shall be submitted to Landowner in writing and include (x) a reasonably detailed description of the proposed Additional Facilities, (y) the portions of the Lands on which the Additional Facilities are proposed to be located, including a survey of such lands prepared by Operator and (z) such other information related to such Additional Facilities that is reasonably requested by Landowner. Subject to Section 2.2(c), Landowner shall accept and consent in writing (email being sufficient) to each Project Proposal for an Additional Facility described in clause (i) or (ii) above within thirty (30) days from the date of receipt of the Project Proposal. Subject to Section 2.2(c), if Landowner does not timely accept and consent to a Project Proposal, Landowner shall be deemed to have accepted and consented to such Project Proposal. Operator shall promptly notify Landowner in writing (email being sufficient) of any expected material changes, alterations or amendments to the applicable Additional Facilities throughout the course of the development of such Additional Facilities; provided, that for the avoidance of doubt, any material change to the location, scope or purpose of an Additional Facility shall require the prior written consent of Landowner, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Project Limitations. If Landowner determines in good faith that a Project Proposal conflicts with any then-existing or definitively proposed use or business operations conducted by Landowner or Third Parties on the Lands, including then-existing or definitively proposed oil and gas operations, Produced Water and/or Recycled Water operations (each, a “Project Limitation”), then Landowner shall notify Operator in writing of such determination and the basis therefor within thirty (30) days from the date of receipt of the Project Proposal, and the Parties shall negotiate in good faith for not less than thirty (30) days to amend the Project Proposal in an effort to identify a mutually acceptable alternate location on the Lands for such Project Proposal that would not be subject to a Project Limitation, including allowing Operator to permit and stake potential Additional Facility locations on the Lands. If the Parties are unable to mutually agree on a revised Project Proposal within such thirty (30)-day period, then Operator shall not pursue such Additional Facility. For the avoidance of doubt, if Landowner does not provide written notice of any objection to a Project Proposal that is subject to a Project Limitation within thirty (30) days from the date of receipt of the Project Proposal, Landowner shall be deemed to have accepted and consented to such Project Proposal for all purposes to the extent that Landowner is not expressly prohibited from doing so by a valid existing instrument to which Landowner is a party.

(d) Approved Facility. Upon Landowner’s acceptance and consent to, or deemed consent to, a Project Proposal in accordance with this Section 2.2, the applicable Additional Facility shall be deemed an “Approved Facility.”

Section 2.3 Leases and Easements.

(a) For each of the Initial Facilities, Landowner and Operator shall use commercially reasonable efforts to promptly execute and deliver, as applicable, such (i) surface use agreements substantially in the form of Schedule I hereto (each, a “Lease”) and/or (ii) easements substantially in the form of Schedule II hereto (each, an “Easement”), which shall cover the applicable portion(s) of the Lands, in each case, as are necessary or convenient in connection with such Initial Facilities, with such modifications to each such Lease and/or Easement forms as may be necessary to incorporate the specific terms of the applicable Initial Facility.

(b) For each Approved Facility, Landowner and Operator or their applicable Affiliates shall, within thirty (30) days of Landowner’s acceptance (or deemed acceptance) of any Approved Facility, execute and deliver, as applicable, such Leases and/or Easements covering the applicable portion(s) of the Lands, in each case, as are necessary or convenient in connection with such Approved Facility, with such modifications to each such Lease and/or Easement forms as may be necessary to incorporate the specific terms of the applicable Approved Facility.

Section 2.4 Surface Damages; Royalty; Minimum Royalty Payment.

(a) Operator shall pay to Landowner the applicable Surface Damages for the applicable Facilities constructed and/or utilized by Operator pursuant to this Agreement or any other operations or business of Operator or its Affiliates on the Lands pursuant to this Agreement. For the avoidance of doubt, Operator shall not owe any Surface Damages with respect to the Initial Facilities as the same exist on the Effective Date, but shall owe any applicable Surface Damages with respect to the Initial Facilities to the extent the same arise after the Effective Date. Not later than December 31 of each year, Landowner shall determine, in its reasonable discretion and with reference to market-based surface damages in the approximate vicinity of the applicable Facilities, the applicable Surface Damages for all Leases and Easements that are executed in the immediately succeeding calendar year or any other operations or business conducted by Operator or its Affiliates hereunder, and shall provide notice to Operator thereof along with reasonable supporting documentation; provided, that if Landowner or its applicable Affiliate has received surface damages from one or more Third Parties in the approximate vicinity of the applicable Facilities within the prior twelve (12) months, the adjusted Surface Damages shall not exceed the highest surface damages paid to Landowner or its applicable Affiliate by a Third Party in the approximate vicinity of the applicable Facilities within the prior twelve (12) months. If Landowner does not make this determination and provide notice and the required documentation to Operator thereof in accordance with this Section 2.4(a), the then-current Surface Damages shall continue in effect. Other than any Surface Damages as determined in accordance with this Section 2.4(a) and the amounts set forth in Section 2.4(b), Section 2.4(c), Section 2.4(d) and Section 2.4(i) or otherwise expressly set forth in this Agreement, Operator will not be obligated to pay any royalties, throughputs, or other fees with respect to Operator’s use of or access to the Lands in accordance with this Agreement.

(b) Each month during the Term, Operator shall pay to Landowner (without duplication) the following amounts in consideration of the Water Rights granted to Operator pursuant to Article II (the calculation of which is further set forth in the illustrative examples set forth on Exhibit E):

(i)

(A) thirty-one percent (31%) of the gross selling price for each Barrel of Recycled Water stored, treated, processed, recycled, disposed, purchased or sold, within the Lands, by Operator or its Affiliates less applicable taxes, and (B) from the Effective Date until the date that is the two (2) year anniversary of the Effective Date, five percent (5%) of the gross selling price for each Barrel of Recycled Water stored, transported, treated, processed, disposed, recycled, purchased and sold, as applicable, in New Mexico outside the Lands, by Operator or its Affiliates, net of royalty or other payments owed to Third Party landowners (collectively, the “Recycled Water Royalty”);

(ii)

with respect to any volumes of raw Produced Water or Recycled Water that are transported across or through the Lands solely for purposes of transit to a Recycling Facility or Disposal Facility located outside the Lands (and for which no Recycled Water Royalty or other Royalty under Section 2.4(b) is payable to Landowner with respect to such volumes), Operator shall pay to Landowner, in lieu of any other Royalty under this Section 2.4(b), a transit tariff equal to two cents ($0.02) per Barrel upon entry of such volumes onto the Lands and two cents ($0.02) per Barrel upon exit of such volumes from the Lands (the “Transit Tariff”), for a combined aggregate tariff of four cents ($0.04) per Barrel transported across the Lands. For the avoidance of doubt, if Operator is transporting raw Produced Water or Recycled Water across the Lands pursuant to the NGL Supply Agreement or otherwise in a manner that will ultimately generate a Recycled Water Royalty or other Royalty payable to Landowner under Section 2.4(b) (with respect to such volumes), then the Transit Tariff shall not apply to such volumes and the applicable Royalty under Section 2.4(b) shall govern;

(iii)

for all raw Produced Water sourced pursuant to the NGL Supply Agreement, a written consent prior to such sale of raw Produced Water and fifty percent (50%) of the gross selling price for each Barrel of raw Produced Water received by Operator or its Affiliates less the amount paid to NGL for the raw Produced Water; and

(iv)	fifty percent (50%) of the gross revenue received by Operator or its Affiliates from the sale of Skim Oil recovered from the Facilities or other operations on the Lands (the “Skim Oil Fee”).

(c) In the event that the aggregate Recycled Water Royalty and Transit Tariff payable and thereafter timely paid by Operator to Landowner during any Contract Year through and including the fifth (5th) Contract Year following the Effective Date is less than five million dollars ($5,000,000) for such Contract Year (as escalated in accordance with Section 2.5, the “Minimum Royalty Payment”), Operator shall pay to Landowner an amount equal to the shortfall in such Contract Year (if any).

(d) If Operator exercises the Solid Waste Facility Option pursuant to Section 2.10(a), then Operator shall pay to Landowner ten percent (10%) of the gross revenue received by Operator from the Solid Waste Facilities, excluding any deductions for operating or capital costs, depreciation, overhead, fees or royalties payable to any Third Parties (the “Solid Waste Royalty”).

(e) To the extent that Operator provides Landowner with Fresh Water Sourcing Services as requested by Landowner, Landowner shall pay to Operator a fee equal to six percent (6%) of the gross selling price for each Barrel of Fresh Water sourced and sold (“Fresh Water Sourcing Services Fee”).

(f) Notwithstanding anything to the contrary herein, with respect to any Produced Water volumes or Recycled Water volumes that are transported across or enter the Lands more than once, Operator shall incur the applicable Royalty set forth in Section 2.4(b) with respect to the first instance that such volumes cross the Lands, and shall not incur an additional Royalty with respect to subsequent crossings for such volumes.

(g) Notwithstanding anything to the contrary herein, with respect to any Produced Water volumes or Recycled Water volumes that are transported across or enter the Lands and subsequently enter or cross Other Lands, Operator shall incur the applicable fee or royalty with respect to the first instance that such volumes cross the Lands or Other Lands, as applicable, and shall not incur an additional fee or royalty with respect to subsequent crossings of the Lands or Other Lands, as applicable, for such volumes.

(h) In each case of calculating the gross revenue and gross selling price under this Section 2.4, the amounts shall be reduced by any applicable sale, use or gross receipts taxes imposed directly on such gross revenue and gross selling price.

(i) Operator shall not store any Fresh Water, Produced Water or Recycled Water in any pond, pit, or other storage infrastructure located on the Lands without the prior written consent of Landowner (each such consent, a “Storage Consent”). Each Storage Consent shall specify, at a minimum, (A) the location of the applicable pond, pit, or storage infrastructure, (B) the maximum aggregate volume of Fresh Water, Produced Water or Recycled Water approved for storage thereunder (the “Approved Storage Volume”), and (C) any other conditions or limitations imposed by Landowner in its reasonable discretion. In the event that any Fresh Water, Produced Water or Recycled Water volume stored on the Lands pursuant to a valid Storage Consent is not transported, recycled, treated, processed, or disposed of within sixty (60) days of the date on which such volumes were first stored in the applicable pond, pit, or storage infrastructure under such Storage Consent (each such 60-day period, an “Idle Storage Period”), then Operator shall pay to Landowner a storage fee of fifty thousand dollars ($50,000) for each completed Idle Storage Period (the “Idle Water Storage Fee”). For the avoidance of doubt, the Idle Water Storage Fee shall be due and payable on the sixty-first (61st) day following the commencement of any Idle Storage Period, and shall continue to accrue and be due and payable every sixty (60) days thereafter for so long as such volumes remain idle on the Lands. The Idle Water Storage Fee shall be invoiced by Landowner and paid by Operator in accordance with Section 2.7. The obligation to pay the Idle Water Storage Fee shall be in addition to, and shall not in any way reduce, limit, or offset, any Royalty, Minimum Royalty Payment, Surface Damage, or other amounts owed under this Agreement.

Section 2.5 Escalation. Beginning on the first (1st) anniversary of the Effective Date, and on each annual anniversary thereafter, the Transit Tariff, the Minimum Royalty Payment and the Idle Water Storage Fee shall automatically increase by the amount of any upward percentage change of the immediately preceding year (if any), in the Consumer Price Index for All Urban Consumers or its most comparable successor, as published by the Department of Labor or its most comparable successor; provided, that any such adjustment shall not exceed three percent (3%) for any Contract Year, and the Transit Tariff, the Minimum Royalty Payment and the Idle Water Storage Fee, as applicable, shall never be decreased.

Section 2.6 Meters. Operator, at its sole cost, risk, and expense, shall provide, operate and maintain properly calibrated flow meters (the “Meters”) at each (a) Disposal Facility, (b) receipt point at which one of Operator’s Produced Water pipelines brings Produced Water onto the Lands, (c) receipt point on the Lands at which Produced Water originally produced on the Lands enters Operator’s Disposal Facilities, (d) receipt point on the Recycling Facilities at which Produced Water is treated and becomes Recycled Water, (e) Solid Waste Facility and (f) any other necessary locations on the Facilities, all to the extent necessary to calculate the amounts owed by Operator pursuant to Section 2.4 and in compliance with all Laws and Prudent Industry Practices.

Section 2.7 Payment.

(a) Invoices and Due Date. No later than the fifteenth (15th) day following the end of each month during the Term (and, in the case of the Minimum Royalty Payment, the applicable Contract Year to which the Minimum Royalty Payment relates), Operator shall deliver to Landowner an invoice (“Invoice”) setting forth (i) the Produced Water volumes, Recycled Water volumes, Skim Oil sales and Solid Waste Royalties (if applicable) for which Operator owes a payment to Landowner pursuant to Section 2.4 for such subject month and calculated as provided for in Section 2.4, as applicable, as well as any other amounts due and payable under this Agreement, and (ii) payments owed by Operator for any Surface Damages (to the extent not previously paid), in each case, as set forth in the applicable Lease or Easement for the subject month. Operator shall pay in full any undisputed amounts due as reflected on the applicable Invoice by check or ACH transfer to Landowner’s designated bank account on or prior to the date that is sixty (60) days following the end of the month with respect to which such amounts are owed (the “Due Date”). If any undisputed amount due hereunder remains unpaid for sixty (60) days after the Due Date for such statement, interest on such amounts will accrue at the Overdue Rate from the Due Date through and including the date the owing Party actually makes payment.

(b) Shortfall Payment. No later than the last day of each Contract Year, Operator shall deliver to Landowner an Invoice setting forth the shortfall amount calculated as provided for in Section 2.4(c). Operator shall pay in full any undisputed amounts due as reflected on the applicable Invoice by check or ACH transfer to Landowner’s designated bank account on or prior to the date that is thirty (30) days following the end of such Contract Year.

(c) Disputes. In the event Landowner disputes in good faith all or any portion of an Invoice, then the undisputed portion, if any, shall be due and payable in accordance with Section 2.7(a). In the event that the dispute is resolved in favor of Landowner, then Operator shall promptly pay the disputed amount plus interest at the Overdue Rate from the date the disputed payment was originally due pursuant to Section 2.7(a) through, and including, the date paid.

(d) Audit. At any time on no less than thirty (30) days’ notice (but no more frequently than once in any twelve (12)-month period), either Party may, at the sole cost and expense of the requesting Party, conduct an audit of the other Party’s accounts, invoices and other documents related to the Lands and operations pursuant to this Agreement, including records of Produced Water and Recycled Water volumes sourced, disposed of, transported or recycled on the Lands, Skim Oil recovered from Operator’s Facilities or other operations on the Lands. Such examination shall use electronic records or, solely to the extent original documents are required, take place in the office location where such books and records are kept in the normal course of business; provided, that no examination may unreasonably interfere in the ongoing job responsibilities of the personnel of any Party. In the event the Parties mutually determine there was an Operator overpayment, Operator shall be due credit by Landowner for the amount of such overpayment on the next succeeding statement following such determination. In the event the Parties mutually determine there was an Operator underpayment, such amount shall be immediately due and payable, and Operator shall pay Landowner within thirty (30) days of such determination.

(e) Inspection. Landowner shall have the right to access and enter the Lands and any Operator facilities, improvements, equipment, records, and areas where Operator conducts its business activities on, under, or relating to the Lands at any time and from time to time for the purpose of observing, inspecting, photographing, measuring, and auditing Operator’s activities on the Facilities and, and to verify compliance with this Agreement and applicable Law. Operator shall provide reasonable cooperation to facilitate such inspections, including access to non-privileged books and records directly relating to operations on the Lands. Landowner shall at all times observe all posted safety notices and instructions, use required personal protective equipment, and be accompanied by an Operator representative if reasonably required for safety or security.

(f) Operator Credit Support. In the event Landowner, in the exercise of reasonable judgment, has reasonable grounds for insecurity regarding Operator’s payment or performance of any of Operator’s obligations under this Agreement and determines Operator’s credit to be unsatisfactory in Landowner’s reasonable opinion based on analysis of the financial information of Operator, or of a Person that guarantees Operator’s obligations under this Agreement, then within five (5) business days after Landowner’s written notice, Operator shall provide to Landowner, at Landowner’s sole option, one or more of the following forms of credit support: (A) an irrevocable standby letter of credit issued by a bank or financial institution incorporated in the United States, having a satisfactory long-term credit rating and net assets of not less than US$5,000,000, in form and substance reasonably acceptable to Landowner, for the benefit of Landowner and guaranteeing Operator’s obligations under this Agreement; (B) an absolute, unconditional and continuing full-recourse guarantee from a corporate guarantor that is an Affiliate of Operator, with net assets of not less than US$5,000,000, in form reasonably acceptable to Landowner or (C) a pre-payment of the Minimum Royalty Payment for the applicable Contract Year, which pre-payment shall be credited against the Minimum Royalty Payment otherwise due and payable for such Contract Year pursuant to Section 2.4(c). Operator shall, within two (2) business days following Landowner’s written request, provide reasonable documentation evidencing Operator’s or any guarantor’s creditworthiness.

Section 2.8 Waiver of Rights. Notwithstanding anything herein to the contrary and subject to the opportunity to cure provided herein, Operator shall not have any rights under this Article II with respect to a particular Approved Facility if, at the time of execution of a Lease or Easement for such Approved Facility, as applicable, (a) the applicable representations and warranties of Operator in Article III are not true and correct in all material respects or (b) if there exists an uncured Operator Default.

Section 2.9 Taxes. During the Term of this Agreement, Landowner shall be responsible for paying all ad valorem taxes assessed on the Lands. Operator shall pay any personal property taxes assessed specifically against the Facilities during the Term.

Section 2.10 Solid Waste Rights Option.

(a) Grant of Option; Term; Scope. Subject to the terms and conditions of this Agreement, Landowner grants to Operator an exclusive option (the “Solid Waste Facility Option”) to elect, at any time during the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the “Solid Waste Option Termination Date”), to obtain a lease or surface use agreement for a portion of the Desert Ram South Lands for the development, construction, ownership, operation, maintenance, repair, replacement and removal of Solid Waste Facilities, together with non-exclusive access rights over existing and future roads, all as further described in a lease to be negotiated in good faith consistent with the terms of this Section 2.10.

(b) Option Exercise; Lease Execution. Operator may exercise the Solid Waste Facility Option by written notice to Landowner prior to the Solid Waste Option Termination Date, whereupon the Parties shall negotiate, execute and deliver a surface lease or surface use agreement substantially in the form of Schedule I (with customary modifications for Solid Waste Facilities), which shall include the Solid Waste Royalty and other customary provisions, within sixty (60) days following such notice. If the Parties are unable to agree on the lease within such period despite good-faith negotiations, Landowner shall have no further obligation to grant such rights and the Solid Waste Facility Option shall automatically terminate.

(c) Surface Damages; Easements. Any Solid Waste Facilities and associated infrastructure shall be subject to Surface Damages determined in accordance with Section 2.4(a) and to one or more Easements under Section 2.3, in each case reflecting the footprint and linear facilities actually utilized, in addition to the Solid Waste Royalty under Section 2.4(d).

(d) Water and Other Inputs. Operator shall (i) purchase from Landowner, at then-prevailing market rates, all water and other resources available from Landowner and reasonably required for the construction and operation of the Solid Waste Facilities, and (ii) pay Landowner for all Easements and Surface Damages associated therewith.

(e) Permits. To the extent Landowner holds any Governmental Authority permits specifically and exclusively covering proposed Solid Waste Facilities on the Desert Ram South Lands as of the date that Operator exercises the Solid Waste Facility Option, Landowner shall cooperate reasonably to assign or transfer such permits to Operator at Operator’s sole cost and expense (including all transfer fees and incremental costs), subject to Governmental Authority approval and any applicable conditions; provided, that Landowner shall not be required to provide any indemnity, security, or ongoing obligation to effect such transfer beyond executing reasonable assignment instruments. Otherwise, if Operator exercises the Solid Waste Facility Option, then Operator shall be responsible, at its sole cost and expense, to obtain any permits necessary for the construction of any Solid Waste Facilities.

Section 2.11 Maintenance; Maintenance Capital Expenditures.

(a) To the extent any of the assets, facilities or other personal property located on the Lands that are owned by Landowner or its Affiliates from time to time during the Term (the “Landowner Facilities”) are utilized by either Party in connection with this Agreement, Operator shall be responsible for the maintenance of all such Landowner Facilities, with such maintenance done in accordance with all applicable Laws, Prudent Industry Practices and otherwise as requested by Landowner. Operator shall be responsible for the cost and expense of all such maintenance, except as otherwise provided herein. Operator may not incur maintenance capital expenditures for which Landowner is responsible without the prior written consent of Landowner. Landowner shall reimburse Operator for authorized maintenance capital expenditures, up to an aggregate annual cap of one million dollars ($1,000,000) (the “Annual Cap”) within sixty (60) days after receipt of reasonably detailed invoices and supporting documentation from Operator.

(b) In the event Operator determines that maintenance capital expenditures in excess of the Annual Cap are necessary or advisable in any given calendar year (such excess amounts, the “Excess Maintenance Capital Expenditures”), Operator shall deliver to Landowner a written notice setting forth in reasonable detail the nature, scope, and estimated cost of such Excess Maintenance Capital Expenditures (the “Excess Maintenance CapEx Notice”). Within thirty (30) days following receipt of an Excess Maintenance CapEx Notice, Landowner shall elect, by written notice to Operator, one of the following options:

(i)

Landowner may elect not to consent to the Excess Maintenance Capital Expenditures, in which case Operator shall not incur such Excess Maintenance Capital Expenditures and shall continue to maintain the Landowner Facilities within the scope of previously authorized expenditures;

(ii)	Landowner may elect to fund the Excess Maintenance Capital Expenditures directly;

(iii)

Landowner may elect to engage a Third Party to fund the Excess Maintenance Capital Expenditures on such terms as Landowner may negotiate with such Third Party in its sole discretion, provided that any such Third Party arrangement shall not materially interfere with Operator’s operations under this Agreement. In the event Landowner elects this option, Operator shall reasonably cooperate with Landowner and such Third Party to facilitate the completion of the applicable maintenance work; or

(iv)

Landowner may elect to have Operator fund the Excess Maintenance Capital Expenditures, in which case Operator shall advance the funds necessary to complete the applicable maintenance work, and future royalty payments otherwise payable to Landowner under this Agreement shall be adjusted as set forth below to reimburse Operator for such funded amounts.

(c) If Landowner elects the option set forth in clause (iv) above, then the Royalties otherwise due to Landowner under this Agreement shall be reduced on a going-forward basis until Operator has been fully reimbursed for the Excess Maintenance Capital Expenditures so funded, together with an annual markup of not less than fifteen percent (15%) per annum, compounded annually (the “Operator Return”), subject to a maximum payback period of two (2) years from the date such Excess Maintenance Capital Expenditures are incurred (the “Payback Period”). The total amount to be reimbursed to Operator through such Royalty adjustments shall not exceed the Excess Maintenance Capital Expenditures plus the Operator Return calculated over the Payback Period. For purposes of illustration, if Operator funds Excess Maintenance Capital Expenditures of one million dollars ($1,000,000), the total reimbursement amount would be calculated as follows: $1,000,000 × 1.15 (Year 1 markup at 15%) × 1.15 (Year 2 markup at 15%) = $1,322,500. Accordingly, the maximum amount recoverable by Operator through royalty adjustments in such example would be $1,322,500. Any Royalty adjustments pursuant to this Section 2.11(c) shall be applied pro rata across Royalties due during the Payback Period, and Operator shall provide Landowner with quarterly statements reflecting the outstanding balance and amounts recovered.

(d) If Landowner fails to deliver a written election notice within the thirty (30)-day period specified above, then Landowner shall be deemed to have elected not to consent to the Excess Maintenance Capital Expenditures pursuant to clause (i) above.

Section 2.12 Operation of Facilities. Operator shall operate the Facilities and conduct all of its operations and business on the Lands under this Agreement in accordance with all applicable Law, Permits, and Prudent Industry Practices.

Section 2.13 Sand Mine. Subject to the terms and conditions of this Agreement and further negotiation and agreement by the Parties on the applicable commercial terms (including royalty rates, option period, surface damages, and permitted uses), Landowner and Operator agree to negotiate in good faith, at any time during the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date, the terms of an exclusive option (the “Sand Mine Option”) to be granted by Landowner to Operator for the development, construction, ownership, and operation of sand mining facilities on a portion of the Lands to be mutually agreed upon by the Parties (the “Sand Mine Facilities”). If the Parties reach agreement on such terms within such period, the Sand Mine Option shall be set forth in a written amendment to this Agreement or a separate written agreement executed and delivered by the Parties. If the Parties are unable to agree on the terms of the Sand Mine Option within such period, despite good-faith negotiations, neither Party shall have any further obligation to the other with respect to the Sand Mine Facilities under this Agreement. For the avoidance of doubt, no Sand Mine Option or rights with respect to Sand Mine Facilities shall be deemed granted hereunder absent a separate written agreement executed and delivered by both Parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

Section 3.1 Reciprocal Representations and Warranties. Each Party (such Party, the “Representing Party”) represents and warrants to the other Party that, as of the Effective Date and as of the execution of each Lease and Easement:

(a) Organization. The Representing Party is duly organized, validly existing and in good standing under the Laws of the State of its formation and is qualified to do business and is in good standing in the State of Texas and State of New Mexico.

(b) Authority; Binding Effect. The Representing Party has all requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby. The Representing Party has taken (or caused to be taken) all acts required to be taken by it to authorize the execution, delivery and performance by the Representing Party of this Agreement and the other Transaction Documents. This Agreement has been duly executed and delivered by the Representing Party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar Laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at Law or in equity.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by the Representing Party does not and will not (i) conflict with, or result in, any violation of or constitute a breach or default (with notice or lapse of time, or both) under (A) any provision of its organizational documents, or (B) any Law, court order, agreement, instrument or license applicable to the Representing Party, or (ii) require the submission of any notice, report, consent or other filing with or from any Governmental Authority or other Person, other than such consents that are customarily obtained after the transfer of instruments similar to the Lease or Easement, as applicable.

(d) Compliance with Laws; Permits. The Representing Party is in material compliance with all applicable Laws, rules and regulations; holds and is in material compliance with the terms of all permits, licenses, leases or other government authorizations required to be obtained or maintained in connection with performance of its obligations under this Agreement, and all such permits are valid and in full force and effect.

(e) Legal Proceedings. There are no proceedings pending or, to the Representing Party’s knowledge, threatened in writing against or affecting the Representing Party before any court, governmental agency, regulatory body or arbitrator that could reasonably be expected to materially adversely affect the ability of the Representing Party to perform its obligations under this Agreement.

(f) Bankruptcy; Solvency. There are no bankruptcy, reorganization or receivership proceedings pending, or, to the Representing Party’s actual knowledge, threatened against the Representing Party or an Affiliate of the Representing Party. The Representing Party is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.

Section 3.2 Reporting Requirements. With respect to all (i) Facilities and (ii) Approved Facilities, Operator shall furnish Landowner upon Landowner’s request with reasonable access to the following data and reports within the applicable time frames set forth below, to the extent related to the applicable Facilities located on the Lands and owned or operated by Operator or its Affiliates:

(a) Reasonably promptly following receipt thereof, copies of all material correspondence received by Operator or its Affiliates from any Governmental Authority, along with any material correspondence (including any reports) sent by Operator or its Affiliates to any Governmental Authority, including, without limitation, correspondence relating to Permits;

(b) Reasonably promptly following receipt thereof, copies of all written notices regarding material violations or potential material violations of, or material liability under, any of Laws;

(c) Prompt notice of any (i) incidents involving loss of life or bodily injury or illness at the Facilities or Lands, (ii) incidents involving material damage to, loss of or loss of use of any Facility or other property owned or used on the Lands, (iii) material releases or spills of Produced Water or Hazardous Material or other violation of applicable Environmental Laws and (iv) safety violation or lost-time incident while operating the Facilities;

(d) Reasonably promptly following the receipt thereof, copies of all claims, demands, or actions or threatened claims, demands or actions, in each case, which are of a material nature;

(e) Reasonably promptly following receipt or preparation by Operator or its Affiliates, copies of all surveys, including in a digitally recorded format if such exists;

(f) Daily drilling reports (if any), in Excel format if available, which shall be provided within thirty (30) days after the end of each calendar month; and

(g) Promptly following receipt thereof, copies of all material correspondence, notices, reports, and other written communications received or sent by Operator or its Affiliates pursuant to or in connection with the NGL Supply Agreement, including, without limitation, (i) any notice of default, breach, or alleged default or breach under the NGL Supply Agreement, (ii) any notice of termination, expiration, or non-renewal of the NGL Supply Agreement, (iii) any claim, demand, or assertion of rights or remedies by or against NGL, (iv) any request or notice relating to the amendment, modification, or waiver of any term of the NGL Supply Agreement, and (v) any other correspondence that could reasonably be expected to have a material effect on (1) the rights or obligations of Operator under the NGL Supply Agreement, (2) the value of the NGL Supply Agreement to Landowner or (3) Landowner under this Agreement. Operator shall deliver copies of all such correspondence to Landowner within five (5) business days of receipt or transmission, as applicable. Operator shall, upon Landowner’s reasonable request, provide Landowner with copies of any other correspondence or communications relating to the NGL Supply Agreement.

Section 3.3 NGL Supply Agreement.

(a) Operator represents and warrants to Landowner that (i) the NGL Supply Agreement is in full force and effect, and (ii) neither party under the NGL Supply Agreement is in default thereunder, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a default by any party under the NGL Supply Agreement.

(b) Operator covenants and agrees that, throughout the Term, Operator shall fully perform and comply with all of its obligations, covenants, and duties under the NGL Supply Agreement, including, without limitation, Operator’s obligation to receive and take delivery of water from the NGL pipeline(s) in accordance with the terms thereof.

(c) [***]

(d) [***]

(e) [***]

(f) [***]

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2035 (the “Initial Term”), except as otherwise provided in this Section 4.1. Following the Initial Term, this Agreement shall automatically renew for an additional three (3) year extension term (the “Extension Term” and collectively with the Initial Term, the “Term”) unless either Party provides notice of termination at least one hundred eighty (180) days prior to the expiration of the then-current term. The Parties may mutually agree in writing to terminate this Agreement at any time with respect to all or any portion of the Lands, in which case, Section 4.2 below shall apply only to such terminated Lands. No Party may terminate this Agreement except as provided in this Article IV and Article V.

Section 4.2 Effect of Termination.

(a) In the event this Agreement is terminated in accordance with the terms and conditions of this Agreement, the Parties shall have no further rights or obligations hereunder; provided, that (i) no such termination shall relieve any Party of any liabilities or obligations that accrued prior to the date of such termination, (ii) the termination of this Agreement shall not affect any Lease or Easement executed and delivered prior to the date of such termination, and (iii) the provisions of this Section 4.2, Section 1.2, Section 2.4, Section 2.5, Section 2.7, Section 3.2, Article V, Article VI, Article VII, Article VIII and Article IX, together with the definitions in Section 1.1 used in such Sections and Articles shall survive the termination of this Agreement.

(b) Upon the expiration of the Term, Landowner shall have the right, but not the obligation, to be exercised within sixty (60) days after the expiration of the Term by delivering written notice to Operator, to acquire any or all fixtures, equipment, facilities, improvements owned or leased by Operator or its Affiliates that are located on the Lands (the “Residual Improvements”) for $1,000 free and clear of any liens or encumbrances, and any Residual Improvements that Landowner does not elect to acquire shall, within six (6) months after the expiration of the Term, be removed by Operator, and such Lands shall be remediated and restored to substantially the same condition as existed prior to the installation of such Residual Improvements.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1 Landowner Default. Landowner shall be in default of this Agreement (each, a “Landowner Default”): (a) upon an Event of Bankruptcy with respect to Landowner or (b) if Landowner is in material breach of any of its obligations under this Agreement, and Landowner fails to cure such breach within thirty (30) days (or ten (10) days for an obligation to pay any undisputed sums of money owed) following delivery to Landowner of a notice from Operator stating with reasonable particularity the nature and extent of such material breach or if a remedy cannot be effected within such initial thirty (30)-day period, an additional reasonable period no longer than ninety (90) days, provided, that Landowner has commenced pursuit of a remedy within the initial thirty (30)-day period and diligently pursues such remedy to completion.

Section 5.2 Operator Remedies Against Landowner Default. If a Landowner Default occurs and is uncured and continuing after the cure periods set forth in Section 5.1(b), and without prejudice to any of Operator’s other rights under this Agreement or any other Transaction Document, then during the period in which Landowner Default is continuing, Operator shall have the right to take one or more of the following actions: (a) suspend performance under this Agreement and/or the other applicable Transaction Document, provided, that this shall not affect any rights or obligations under any Lease or Easement executed and delivered prior to the date of such suspension; (b) pursue specific performance of this Agreement and/or the other applicable Transaction Documents; (c) terminate this Agreement or (d) pursue any and all other rights and remedies available at law or in equity subject however to the limitations in this Agreement.

Section 5.3 Operator Default. Operator shall be in default of this Agreement (each, an “Operator Default”): (a) upon an Event of Bankruptcy with respect to Operator, (b) if Operator is in material breach of any of its obligations under this Agreement, and Operator fails to cure such breach within thirty (30) days (or ten (10) days for an obligation to pay any undisputed sums of money owed) following delivery to Operator of a written notice from Landowner stating with reasonable particularity the nature and extent of such material breach, or if a remedy cannot be effected within such initial thirty (30)-day period, an additional reasonable period no longer than ninety (90) days, provided, that Operator has commenced remedy within the initial thirty (30)-day period and diligently pursues such remedy to completion, (c) if Operator suffers a Change in Control without Landowner’s prior written consent as required pursuant to Section 9.4(b) (such consent not to be unreasonably withheld, conditioned or delayed) or (d) if Operator or a parent entity thereof sells all or a material portion of its consolidated assets and another entity reasonably satisfactory to Landowner does not assume Operator’s obligations under this Agreement.

Section 5.4 Landowner Remedies Against Operator Default. If an Operator Default occurs and is uncured and continuing after the cure periods provided in Section 5.3(b), and without prejudice to any of Landowner’s other rights under this Agreement or any other Transaction Document, then during the period in which the Operator Default is continuing, Landowner shall have the right to take one or more of the following actions: (a) suspend performance under this Agreement and/or the other applicable Transaction Document, provided, that this shall not affect any rights or obligations under any Lease or Easement executed and delivered prior to the date of such suspension; (b) pursue specific performance of this Agreement and/or the other applicable Transaction Documents; (c) terminate this Agreement or (d) pursue any and all other rights and remedies available at law or in equity subject however to the limitations in this Agreement.

ARTICLE VI

NOTICES

Section 6.1 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) business days after deposit with the U.S. Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by email transmission, upon read receipt confirmation by the recipient (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party); or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two (2) days after deposited with such service. Addresses for all such notices and communication shall be as follows:

To Operator:	Hydrosource Midstream, LLC
Attn:
Telephone:
E-mail:

and

Hydrosource Logistics, LLC
Attn:
Telephone:
E-mail:

To Landowner:	EagleRock Land Operating, LLC
Attn: General Counsel
Telephone:
E-mail:

Any Party may, upon written notice to the other Party, change the address and Person to whom such communications are to be directed.

Section 6.2 Reporting. With respect to any notices, communications and information required to be delivered pursuant to Section 3.2, such notices, communications and information shall be sufficient in all respects if given in accordance with Section 6.1 or if such notice is delivered by email to the address specified for a Person in Section 6.1.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 Non-Disclosure. Each Receiving Party shall keep confidential and shall not disclose, or permit any of its Disclosure Recipients to disclose, any Confidential Information of the Disclosing Party except as required or reasonably necessary (a) to enforce this Agreement or any other Transaction Document, (b) by Law, (c) to its accountants, auditors, advisors, and/or attorneys that are subject to a professional or other obligation of confidentiality with respect to any such disclosed Confidential Information, or (d) to a potential purchaser or financing source in connection with any potential or actual sale of a Party or its applicable Affiliate (or an interest therein), any potential or actual sale or lease of any of such Party’s assets subject to this Agreement or any other Transaction Document or any bona fide equity or debt financing transaction, provided, that any such recipient is subject to a professional or other obligation of confidentiality with respect to any such disclosed Confidential Information.

Section 7.2 Required Disclosures. In the event that any Receiving Party or any of its Disclosure Recipients is required by any Law to disclose Confidential Information to any Governmental Authority, unless otherwise agreed to by the Disclosing Party, prior to such disclosure, such Receiving Party (or its Disclosure Recipients) shall promptly notify the Disclosing Party (to the extent not prohibited by Law from giving notice) in writing of such anticipated disclosure, which notification shall include the nature of the requirement of Law and the extent of the required disclosure and such Receiving Party (or its Disclosure Recipients) shall reasonably cooperate with the Disclosing Party to preserve the confidentiality of such information consistent with Law (including reasonably withholding disclosure of such Confidential Information until such time as it has been finally determined that such disclosure is required under Law). Each Receiving Party shall cause any of its Disclosure Recipients to which it discloses any Confidential Information to hold such information confidential to the same extent as would be required if such Disclosure Recipients were a Party, and no Receiving Party or Disclosure Recipient may use any Confidential Information it receives for any purpose not contemplated by this Agreement.

ARTICLE VIII

LIABILITY AND INDEMNITY

Section 8.1 Operator Indemnity. To the maximum extent allowed by applicable Law, Operator shall be solely responsible for, and shall protect, defend, indemnify and hold harmless Landowner and its respective directors, managers, officers, agents, employees and Affiliates (“Landowner Group”) from and against claims, demands, suits, causes of action, losses, damages, liabilities, liens, encumbrances, obligations, fines, penalties, out-of-pocket costs (including attorneys’ fees and costs of investigation, litigation or arbitration) and expenses, judgments, awards, or amounts, of any kind or character, whether created by law (including statute), contract, tort, voluntary settlement or otherwise, or under judicial proceedings, administrative proceedings or otherwise (collectively, “Losses”) resulting from, arising out of or in any way related to (a) Operator Group’s presence or operations on the Lands or its activities pursuant to this Agreement, including (i) death, injury or illness to any person or loss of or damage to any property, including any death or personal injury or illness or loss or damage to property caused by the act or omission (whether negligent or otherwise), the negligence or breach of statutory duty of any member of Operator Group (except, in each case, as provided in Section 8.2); (ii) any Hazardous Material contamination or other environmental condition existing on the Lands as of the Effective Date or caused by any member of Operator Group, including clean-up actions or remediation work resulting therefrom, whether now known or hereafter discovered; (iii) claims or investigations by any Governmental Authority or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory brought by a Third Party against any member of Operator Group; (b) Operator’s performance or non-performance of this Agreement; or (c) any breach by Operator of its representations, warranties or covenants under this Agreement.

Section 8.2 Landowner Indemnity. To the maximum extent allowed by applicable Law, Landowner shall be solely responsible for, and shall protect, defend, indemnify and hold harmless Operator and its respective directors, managers, officers, agents, employees and Affiliates (“Operator Group”) from and against any Losses resulting from, arising out of or in any way related to (a) (i) death, injury or illness to any person or loss of or damage to any property, including any death or personal injury or illness or loss or damage to property caused by the act or omission (whether negligent or otherwise), the negligence or breach of statutory duty of any member of Landowner Group (except, in each case, as provided in Section 8.1); (ii) any Hazardous Material contamination or other environmental condition caused by any member of Landowner Group, including clean-up actions or remediation work resulting therefrom (except as provided in Section 8.1); (iii) claims or investigations by any Governmental Authority arising from or related to the acts or omissions of any member of Landowner Group; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory brought by a Third Party against any member of Operator Group; (b) Landowner’s performance or non-performance of this Agreement; or (c) any breach by Landowner of its representations, warranties or covenants under this Agreement.

Notwithstanding anything to the contrary in this Agreement, the Operator Group shall not be entitled to indemnification under Section 8.2(a)(ii) to the extent that any member of Operator Group had knowledge of the facts, circumstances, or conditions giving rise to such claim for indemnification prior to the Effective Date.

Section 8.3 Exclusive Remedies. Except to the extent caused by the gross negligence, willful misconduct, willful breach or fraud, the Parties agree that the remedies set forth in this Agreement are the Parties’ exclusive remedies at all times for a breach of this Agreement, whether based in contract, tort (including negligence and strict liability), or otherwise.

Section 8.4 Limitation on Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR INDIRECT DAMAGES FOR LOST PROFITS OR LOSS OF USE OR BUSINESS OPPORTUNITY (IN ALL CASES EXCEPT TO THE EXTENT CONSTITUTING DAMAGES PAID OR PAYABLE TO AN UNAFFILIATED THIRD PARTY), ARISING UNDER, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, DOES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR INDIRECT DAMAGES FOR LOST PROFITS OR LOSS OF USE OR BUSINESS OPPORTUNITY (IN ALL CASES EXCEPT TO THE EXTENT CONSTITUTING DAMAGES PAID OR PAYABLE TO AN UNAFFILIATED THIRD PARTY), ARISING UNDER, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Applicable Law; Venue.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE TEXAS BUSINESS COURT DIVISION THAT INCLUDES HARRIS COUNTY, TEXAS (OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, ANY STATE AND FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY.

Section 9.2 Jury Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.3 Amendments. Except as otherwise provided herein, no supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties.

Section 9.4 Assignment; Change in Control of Operator.

(a) Assignment. Neither Party may assign any of its rights or obligations under this Agreement or any portion thereof without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed; provided, that such restriction shall not apply to assignments to Affiliates so long as such assignment to an Affiliate includes the assignment of all of the assigning Party’s rights and obligations under this Agreement; provided further that (i) Landowner may assign its obligations and its rights hereunder to any purchaser or assignee of any portion of the Lands solely to the extent relating to the purchased or assigned portion of the Lands, (ii) Landowner may assign this Agreement as collateral security to a financing entity without the consent of Operator and (iii) Operator may assign its obligations and its rights hereunder to any purchaser or assignee of all or substantially all of its assets subject to this Agreement so long as Operator demonstrates that such purchaser or assignee is a Qualified Midstream Operator.

(b) Change in Control of Operator. No Change in Control of Operator shall be permitted without the prior written consent of Landowner (such consent not to be unreasonably withheld, conditioned or delayed). In the event of a Change in Control of Operator, Operator shall provide Landowner with reasonable advance written notice of any proposed Change in Control. Any attempted Change in Control in violation of this provision shall be null and void.

(c) Change in Control of Landowner. For the avoidance of doubt, no Change in Control of Landowner shall require consent from Operator, and any such Change in Control shall not constitute a breach or default under this Agreement or give rise to any consent right, termination right, or other remedy in favor of Operator.

Section 9.5 Disclaimer.

(a) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF.

(b) IN FURTHERANCE OF, AND WITHOUT LIMITING, SECTION 9.5(A), THE PARTIES AGREE AND ACKNOWLEDGE THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, LANDOWNER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) THE LANDS, INCLUDING ANY TITLE MATTERS, CONDITION, QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, USE, ZONING, COMPLIANCE WITH LAWS, AVAILABILITY OR SUFFICIENCY OF PERMITS, ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING THERETO, OR (II) ANY LANDOWNER FACILITIES, INCLUDING ANY CONDITION, QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, USE, COMPLIANCE WITH LAWS, AVAILABILITY OR SUFFICIENCY OF PERMITS, ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING THERETO.

Section 9.6 Financing Cooperation. In connection with any financing received by Landowner or its Affiliates in connection with Landowner’s performance of this Agreement, Operator shall cooperate with and provide reasonable assistance to Landowner and any financing party in relation to their due diligence, financial, technical, scientific, engineering, accounting and environmental studies, monitoring, inspections and audits of the Lands. Operator shall (a) execute and deliver such further instruments and documents, including notices, assignments, acknowledgements, consents and related instruments that may be reasonably requested by any financing party and (b) promptly furnish documents as may reasonably be requested by any financing party to effectuate the purposes of this Agreement.

Section 9.7 Change in Law. If Landowner is required by a Change in Law to incur material fees, taxes, or expenses in connection with Landowner’s performance of its obligations under this Agreement or ownership of the Lands or the Landowner Facilities that would not have been incurred by Landowner or its Affiliates in accordance with applicable Law in effect on the Effective Date, then Landowner, in its sole discretion, may notify Operator of such Change in Law and its associated economic impact. Thereafter, Landowner shall have the right to increase any Surface Damages or Royalties or otherwise impose a separate surcharge, in each case, by the amount that, in Landowner’s reasonable good faith judgment, is necessary to recover Landowner’s proportionate share of such additional costs or expenses with the goal of preserving as closely as possible the economic arrangement prior to the Change in Law; provided, that Landowner provides Operator a detailed written explanation of the reasons and calculations for such increased amounts, royalties or fees or separate surcharge, as such increased amounts, royalties, fees or separate surcharge relates to Landowner, at least thirty (30) days prior to the implementation of such additional charge(s).

Section 9.8 Compliance with Laws and Regulations. This Agreement shall be subject to all applicable Laws and each Party shall perform its obligations hereunder in accordance with all applicable Laws. Nothing contained herein shall be construed so as to require either Party to perform such acts (or to forego performing any acts) that would cause such Party to violate any such applicable Laws.

Section 9.9 Anti-Corruption Laws. Each Party represents that in connection with this Agreement, it has complied, and will comply with, all applicable laws, regulations, rules and requirements of the United States and any other relevant jurisdiction relating to anti-bribery or anti-money laundering and represents that it has not taken and agrees that it will not take any action which would subject the other Party to fines or penalties under such laws, regulations, rules or requirements.

(a) Each Party represents:

(i)	that it has not in violation thereof, directly or indirectly, paid, offered, given or promised, or authorized the payments of, any monies or other things of value to; and

(ii)	that it shall not, in violation thereof, directly or indirectly, pay, offer, give or promise to pay or authorize the payment of, any monies or other things of value to:

(A) a government official or an officer or employee of a government or any department, agency or instrumentality of any government;

(B) an officer or employee of a public international organization;

(C) any person acting in an official capacity for or on behalf of any government or any department, agency or instrumentality of any government or of any public international organization;

(D) any political party or official thereof;

(E) any candidate for political office; or

(F) any other person, individual or entity at the suggestion, request, or direction, or for the benefit of, any of the above-described persons and entities, in connection with this Agreement.

Section 9.10 Representative of Landowner and Operator. At all times, Operator shall have appointed an individual representative (“Operator’s Representative”) authorized and empowered to act for and on behalf of Operator on all matters concerning this Agreement and Operator’s obligations hereunder, and Landowner shall have appointed an individual representative (“Landowner’s Representative”) authorized and empowered to act for and on behalf of Landowner on all matters concerning this Agreement and Landowner’s obligations hereunder; provided, however, that neither Operator’s Representative nor Landowner’s Representative shall have the authority to amend any provision of this Agreement. Either Party may change the identity of its representative by written notification to the other Party. Landowner’s Representative may, in its sole discretion, by notice in writing, issue or rescind any previously issued, standing instructions regarding any of Landowner’s obligations hereunder.

Section 9.11 Waiver. Except as otherwise provided for in this Agreement, a waiver of any of the provisions of this Agreement shall not be deemed or shall not constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

Section 9.12 Relationship of the Parties. The Parties do not intend to create, and this Agreement shall not be construed to create, a partnership, an association for profit, a trust, agency, joint venture, other relationship of partnership or any fiduciary relationship between the Parties.

Section 9.13 Employees; Independent Contractor. The relationship of Operator (and its employees, agents, contractors, and subcontractors) to Landowner is that of an independent contractor, and no provision of this Agreement shall be construed to create any employer-employee relationship between Landowner and Operator or any of Operator’s employees, agents, contractors, or subcontractors. All persons employed by Operator or its Affiliates in connection with the performance of this Agreement shall be solely and exclusively employees of Operator or its Affiliates, as applicable, and shall not be deemed to be employees of Landowner for any purpose whatsoever. Neither Operator nor any of Operator’s employees, agents, contractors, or subcontractors shall be entitled to any benefits provided by Landowner to its employees, including but not limited to workers’ compensation, health insurance, retirement benefits, disability benefits, unemployment insurance, vacation, sick leave, or any other employee benefits of any kind. Operator shall be solely responsible for all compensation, benefits, withholdings, employment taxes, and other obligations with respect to its employees, agents, contractors, and subcontractors. Neither Operator nor any of Operator’s employees, agents, contractors, or subcontractors shall have any authority to act for, bind, or commit Landowner or any of its Affiliates to any agreements, obligations, or liabilities, or to otherwise represent or hold themselves out as agents, representatives, or employees of Landowner.

Section 9.14 Severability. If any provisions of this Agreement, in whole or in part, are held invalid as a matter of Law, it is the Parties’ intent that such holding not affect the other portions of this Agreement, and that such portions that are not invalid be given effect without the invalid portion.

Section 9.15 Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 9.16 Insurance.

(a) Operator shall obtain and maintain insurance policies of the type and in the amounts set forth on Schedule III (the “Required Insurance”) and shall cause Landowner to be named as an additional insured with respect to each of the Required Insurance policies set forth on Schedule III.

(b) Operator shall cause all Required Insurance policies to contain a waiver of subrogation in favor of Landowner and each member of the Landowner Group with respect to any claims, losses, or liabilities arising out of or related to Operator’s operations under this Agreement or the performance of Operator’s obligations hereunder.

(c) Prior to commencing any operations on the Lands and annually thereafter (or promptly upon any material change, renewal, or replacement of coverage), Operator shall furnish to Landowner certificates of insurance evidencing the Required Insurance, in a form reasonably acceptable to Landowner. Such certificates shall: (i) identify all policies required under this Section 9.16; (ii) confirm that Landowner and the Landowner Group are named as additional insureds as required herein; (iii) confirm the waiver of subrogation in favor of Landowner and the Landowner Group; and (iv) provide that the insurer shall endeavor to provide Landowner with at least thirty (30) days’ prior written notice (ten (10) days in the case of non-payment of premium) of any cancellation, material modification, or non-renewal of such policies. Upon Landowner’s request, Operator shall provide Landowner with copies of the applicable insurance policies (or relevant excerpts thereof) and endorsements.

Section 9.17 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one agreement. Delivery of an executed counterpart signature page by PDF is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement.

Section 9.18 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person as a third party beneficiary of this Agreement.

Section 9.19 Time of Essence. Time is of the essence with respect to the performance by each Party of its obligations under this Agreement.

Section 9.20 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective Affiliates and each of their respective successors and permitted assigns.

Section 9.21 Attorney’s Fees. SHOULD EITHER PARTY BE REQUIRED TO RESORT TO EMPLOYMENT OF ATTORNEYS TO ENFORCE THIS AGREEMENT, OR ANY OF ITS RIGHTS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS, THE SUBSTANTIALLY PREVAILING PARTY SHALL BE ENTITLED TO REIMBURSEMENT FROM THE OTHER PARTY FOR THE SUBSTANTIALLY PREVAILING PARTY’S ATTORNEYS’ FEES.

Section 9.22 Entire Agreement. This Agreement, the other Transaction Documents, and the exhibits and schedules attached hereto and thereto constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the transactions contemplated hereunder.

Section 9.23 Joint and Several Liability. The obligations of Hydrosource Midstream and Hydrosource Logistics shall be joint and several, and each of Hydrosource Midstream and Hydrosource Logistics shall be liable for the full performance of all obligations of Operator under this Agreement.

Section 9.24 Covenant Running with the Lands. This Agreement, and the rights granted hereunder and obligations contained herein, shall be covenants running with the Lands and shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Any sale, conveyance, grant, transfer, assignment or other disposition of all or any portion of the Lands (or the Landowner Facilities) or the Facilities, as applicable, shall be made expressly subject to this Agreement, and this Agreement or the applicable portion hereof shall be assumed by the purchaser or assignee, and both this Agreement and the Lands (or the Landowner Facilities) or the Facilities, as applicable, shall otherwise be sold or assigned in accordance with Section 9.4(a).

Section 9.25 Recording Memorandum. Contemporaneously with their execution and delivery of this Agreement, the Parties shall execute a recording memorandum that is substantially identical in form and substance to that attached hereto as Exhibit C (the “Memorandum”). Operator may file such Memorandum in the real property records of, as applicable, Andrews, Loving, and Winkler Counties, Texas, and Eddy and Lea Counties, New Mexico, in each applicable case for purposes of conferring constructive public notice of this Agreement. Notwithstanding the foregoing, except as may be required by applicable Law or as mutually agreed in writing by the Parties, neither Party shall file of record in any county or other public records this Agreement, a copy thereof, or any portion thereof (other than the Memorandum). In the event of any conflict between recitations contained in the Memorandum and the provisions contained in this Agreement, the provisions of this Agreement shall control. The execution and recording of the Memorandum shall not limit, increase, or in any manner affect any of the terms of this Agreement, or any rights, interests, or obligations of the Parties.

Section 9.26 Conspicuousness. THE PARTIES AGREE THAT ANY PROVISION OF THIS AGREEMENT THAT IS SET FORTH IN THE STYLE OF THIS SECTION 9.26 IS CONSPICUOUS.

Section 9.27 Mutuality of Drafting. The Parties hereby stipulate and agree that each of them fully participated and was adequately represented by counsel in the negotiation and preparation of this Agreement, and the Parties further stipulate and agree that in the event of an ambiguity or other necessity for interpretation to be made of the content of this Agreement, this Agreement will not be construed in favor of or against Landowner or Operator as a consequence of one Party having had a greater role in the preparation of this Agreement, but will be construed as if the language were mutually drafted by both Parties with full assistance of counsel.

[Remainder of page intentionally left blank; signature page follows.]

This Agreement has been duly executed and delivered by the Parties effective as of the Effective Date.

LANDOWNER:

EAGLEROCK LAND OPERATING, LLC

By:
Name:
Title:

OPERATOR:

HYDROSOURCE MIDSTREAM, LLC

By:
Name:
Title:

HYDROSOURCE LOGISTICS, LLC

By:
Name:
Title:

Signature Page – Produced Water Recycling Rights Agreement

Schedule 2.4

Surface Damages

Exhibit A-1

Part 1 – Lands

Exhibit A-1-1

Part 2 – Solid Waste Facilities

Solid Waste Facility

Exhibit A-1-2

Exhibit A-2

New Mexico Lands Radius

Exhibit A-2-1

Exhibit B

Initial Facilities

Exhibit B

Exhibit C

Recording Memorandum

Exhibit C-1

Exhibit D

Form of Purchase Order

Exhibit D-1

Exhibit E

Royalty Scenario Table

Exhibit E-1

Schedule I

Form of Lease

Schedule I-1

Schedule II

Form of Easement

Schedule II-1

Schedule III

Required Insurance

Schedule III-1

Schedule IV

Conflicting Dedications

Schedule IV-1